Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Third Quarter 2009 Results

BOSTON, Massachusetts, August 13, 2009 — National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the third quarter ended June 30, 2009.

Third Quarter Results

Revenue for the quarter ended June 30, 2009 was $247.1 million, an increase of $9.8 million, or 4.1%, over revenue for the quarter ended June 30, 2008.  The increase in revenue was primarily related to organic growth of $6.7 million, including growth related to new programs that began operations during the last two quarters of the fiscal year ended September 30, 2008 (“fiscal 2008”) and the first three quarters of the fiscal year ended September 30, 2009 (“fiscal 2009”).  In addition, revenue increased approximately $5.6 million as a result of acquisitions that closed during the last two quarters of fiscal 2008 and the first three quarters of fiscal 2009.  Revenue growth was partially offset by a reduction in revenue of approximately $2.5 million from businesses we divested in fiscal 2008.

Income from operations for the quarter ended June 30, 2009 was $12.4 million, an increase of $0.5 million as compared to income from operations for the quarter ended June 30, 2008.  The operating margin for the quarter ended June 30, 2009 remained constant at 5.0% compared to the same period of fiscal 2008.

Net loss for the quarter ended June 30, 2009 was $0.5 million compared to net loss of $2.0 million for the quarter ended June 30, 2008.

Adjusted EBITDA(1) for the quarter ended June 30, 2009 was $30.5 million, an increase of $4.8 million, or 18.8%, over Adjusted EBITDA for the quarter ended June 30, 2008.  The increase in Adjusted EBITDA was the result of our on-going cost containment efforts, as well as an increase in revenue noted above.

(1) Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  A reconciliation of Adjusted EBITDA to net loss is provided on page 5.

Year-to-Date Results

Revenue for the nine months ended June 30, 2009 was $729.1 million, an increase of $24.8 million, or 3.5%, over revenue for the nine months June 30, 2008.  The increase in revenue was primarily related to organic growth of $18.6 million, including growth related to new programs that began operations during fiscal 2008 and the first three quarters of fiscal 2009.  In addition, revenue increased approximately $12.1 million as a result of acquisitions that closed during fiscal 2008 and the first three quarters of fiscal 2009.  Revenue growth was partially offset by a reduction in revenue of approximately $5.9 million from businesses we divested in fiscal 2008

Income from operations for the nine months ended June 30, 2009 was $33.2 million, a decrease of $2.2 million as compared to income from operations for the nine months ended June 30, 2008.  The operating margin was 4.6% for the nine months ended June 30, 2009, a decrease from 5.0% for the nine months ended June 30, 2008.

Net loss for the nine months ended June 30, 2009 was $4.0 million compared to net loss of $3.7 million for the nine months ended June 30, 2008.

Adjusted EBITDA(1) for the nine months ended June 30, 2009 was $77.9 million, an increase of $2.7 million, or 3.6%, as compared to Adjusted EBITDA for the nine months ended June 30, 2008.  The increase in Adjusted EBITDA was the result of our on-going cost containment efforts, as well as an increase in revenue noted above.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, August 14, 2009 at 11:00 a.m. EDT to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EDT on Friday, August 21, 2009. Those wishing to participate in the August 14 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and medically complex challenges.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 36 states.

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From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP.  While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2009	2008	2009	2008
Statements of Operations Data:
Net revenues	$247,133	$237,287	$729,103	$704,346
Cost of revenues	185,058	179,258	552,531	533,413
Gross profit	62,075	58,029	176,572	170,933
General and administrative expenses	32,593	33,043	99,920	97,172
Depreciation and amortization	17,132	13,091	43,473	38,425
Income from operations	12,350	11,895	33,179	35,336
Management fee of related party (1)	(273)	(284)	(755)	(1,075)
Other expense, net	(271)	(63)	(1,073)	(245)
Interest income	29	131	173	582
Interest income from related party	605	—	722	—
Interest expense	(11,784)	(12,098)	(35,965)	(36,280)
Income (loss) from continuing operations before income taxes	656	(419)	(3,719)	(1,682)
(Benefit) provision for income taxes	(394)	772	(1,132)	1,251
Income (loss) from continuing operations	1,050	(1,191)	(2,587)	(2,933)
Loss from discontinued operations, net of tax	(1,540)	(803)	(1,425)	(719)
Net loss	$(490)	$(1,994)	$(4,012)	$(3,652)

Additional financial data:

Program rent expense (2)	$6,059	$6,315	$18,682	$18,349

Adjusted EBITDA (3)	$30,486	$25,670	$77,918	$75,197

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2009	2008	2009	2008
Reconciliation from Net loss to Adjusted EBITDA:

Net loss	$(490)	$(1,994)	$(4,012)	$(3,652)
Loss from discontinued operations, net of tax	1,540	803	1,425	719
(Benefit) provision for income taxes	(394)	772	(1,132)	1,251
Interest income	(29)	(131)	(173)	(582)
Interest income from related party	(605)	—	(722)	—
Interest expense	11,784	12,098	35,965	36,280
Depreciation and amortization	17,132	13,091	43,473	38,425
Management fee of related party(1)	273	284	755	1,075
Loss on disposal of property and equipment	510	74	777	479
Loss (gain) on disposal of businesses	368	—	330	(65)
Stock-based compensation (4)	397	673	1,232	1,267
Adjusted EBITDA (3)	$30,486	$25,670	$77,918	$75,197

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	June 30, 2009	September 30, 2008

Balance Sheet Data:
Cash and cash equivalents	$17,507	$38,908
Working capital(5)	50,398	55,878
Total assets	991,549	1,016,433
Total debt (6)	510,951	513,920
Shareholders’ equity	226,077	237,128

	Nine Months Ended
	June 30, 2009	June 30, 2008

Other Financial Data :
Cash flows provided by (used in):
Operating activities	$36,222	$46,265
Investing activities	(47,757)	(19,975)
Financing activities	(9,866)	(3,656)

Purchases of property and equipment	22,259	15,903
Cash paid for acquisitions, net of cash received	23,250	5,876

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.
(2)	Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.
(3)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.
(4)	Represents non-cash stock-based compensation expense.
(5)	Working capital is calculated by subtracting current liabilities from current assets.
(6)	Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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